AVIS BUDGET GROUP ANNOUNCES CEO SUCCESSION

PARSIPPANY, N.J., May 28, 2019 — Avis Budget Group, Inc. (NASDAQ: CAR) today announced the planned departure of President and Chief Executive Officer Larry De Shon after a 13-year career with the Company. Mr. De Shon will remain in his current positions until his successor has been named and will continue to be employed by the Company until the end of the year to ensure a smooth transition.

The Board has formed a CEO Search Committee led by Director Lynn Krominga, Chair of the Corporate Governance Committee.

Leonard S. Coleman, Chairman of the Board, stated: “On behalf of the Board and the entire team, I’d like to thank Larry for the many contributions he has made to Avis Budget Group since he joined the Company in 2006, and for his exceptional leadership as CEO for the last four years. Larry has played an instrumental role in positioning Avis Budget for the future of mobility, while navigating through unprecedented industry challenges. Together with our outstanding management team, Larry has built a strong foundation for growth and continued success. We are pleased that we will continue to have access to Larry’s insights.”

“Throughout all of my years with Avis Budget Group, I have been continuously inspired by the talent, performance and dedication of my colleagues across the globe and their steadfast commitment to the Company’s mission of delivering excellent service and innovative solutions for our customers,” said Larry De Shon. “I appreciate the support of the Board, my management team, and our employees during my time as CEO, and I am confident Avis Budget Group is well positioned to continue building on its momentum and driving growth for years to come.”

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world's leading car sharing network, with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J. More information is available at www.avisbudgetgroup.com.
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Contacts
Media Contact: Katie McCall (973) 496-2072 PR@avisbudget.com	Investor Contact: Matthew Flaherty (973) 496-3906 IR@avisbudget.com